Exhibit 20

Citrine Global Corp. (OTCQB: TECR) Announces Strategic investment in Nanomedic, a Medical Nanotechnology Company with Breakthrough Technology for Wound Treatment

Citrine Global Corp., offering multi-strategy expansion solutions for growth-stage technology companies, participates in an exclusive funding round in Nanomedic, an Israeli medical company with unique technology of nanofiber ‘skin’ that revolutionizes wound care treatment (https://youtu.be/rqKqTIgXZT8)

Citrine Global is currently trading as TechCare Corp. (TECR). Its name change to “Citrine Global Corp.” is expected to take effect soon.

June 16, 2020 The board of directors of Citrine Global Corp. (OTCQB: TECR), approved, on June 10, 2020, an investment in Nanomedic Technologies Ltd., an Israeli company, through participation in an exclusive funding round open only to existing Nanomedic shareholders and their affiliates. Citrine Global decided to participate with $450,000. The funding round of $2.2 million is already fully subscribed and the investment agreement is expected to be closed in a few days.

Nanomedic developed SpinCare™, the first and only system that integrates the revolutionary electrospinning technology into a portable, bedside device, offering immediate wound and burn care treatment. This exceptional product, developed during the past five years, is patent protected.

SpinCare treats burns, wounds, and surgical injuries by mimicking human tissue. The lightweight device emits a proprietary nanofiber “second skin” that completely covers the area that needs to heal. The method avoids any need to come into direct contact with the wound, thus eliminating the painful routine of bandage dressings and risk of infection. The transient skin then fully develops into a secure physical barrier with tough adherence. Once new skin is regenerated, the layer naturally peels off. Using the product does not require any special training. At present, the product is designed for use in hospitals and clinics but in the future, the company will market the product for emergency use such as ambulances, for military use and ultimately for home care.

The product has approval for distribution in Europe after gaining the CE mark. It has also been awarded approval by the Ministry of Health (AMAR – Medical Accessories and Devices) in Israel and has recently started the FDA process.

Ms. Ora Soffer, Citrine Global’s Chairperson and CEO, states “Israel is a source of a lot of innovation and Nanomedic’s technology is a breakthrough technology in its field. We are confident that the company will be successful in implementing its global growth strategy and business plan, further enhanced with the provision of our expertise and services”.

Ms. Chen Katz, Nanomedic’s Chairperson, states: “We are excited that Citrine Global has joined the exclusive funding round. For us, this is another sign of confidence in our innovative, patent protected, technology, for which we have received excellent feedback from numerous physicians, patients, hospitals, and companies with whom we’ve been in touch – both in Europe and in Israel. We look forward to our next steps with Citrine Global. I am sure that with the current investment round we can reach our targets for global expansion and growth”.

About Citrine Global Corp.

Citrine Global Corp.’s business activity is comprised of creating value and implementing expansion strategies for growth-stage technology companies, offering multi-strategy solutions combining strategic marketing, business development, real estate and asset management services and financing solutions. Such wide spectrum of services is targeted at helping create an integrated strategy that supports our client companies in achieving their local and global expansion ambitions.

Key Target Markets: We believe the health and wellness fields are demonstrating high growth potential and we are therefore primarily focused on these sectors. We plan on empowering innovative companies to become global leaders and improve the health and quality of life of as many people as possible worldwide.

Geographies: The Company provides solutions to companies from Israel, USA, Canada, Europe and around the world through subsidiaries and local teams and professionals in each region.

The company operates in the Israeli market, via its fully-owned subsidiary, which targets Israeli startups and technology companies in the fields of Healthcare, Wellness, Food Tech and Israeli Medical Cannabis companies. http://www.citrine-global.com

About Nanomedic

Nanomedic is an innovative nanotechnology company focused on the development and manufacturing of portable electrospinning technology.

Nanomedic has long identified the significant potential of combining electrospinning nanotechnology and biomaterials for a wide range of medical applications and is leading the innovative approach of bedside (on-the-spot) manufacturing using its first and only worldwide commercialized portable electrospinning device. Nanomedic is the only company that was able to minimize the electrospinning technology from large machines into a hand held, battery operated, commercialized device. Nanomedic has state-of-the-art facilities (ISO 13485 certified) along with a strong team and proven expertise and knowhow in developing medical equipment. https://nanomedic.com/; Nanomedic video: https://youtu.be/rqKqTIgXZT8

For inquiries and further information, please contact: info@citrine-global.com

Disclaimer:

This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of the Company.

This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning the Company.

These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words “will”, “expects”, “anticipates”, “believes”, “intends”, “estimates”, “target”, and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the Company believes that the expectations reflected in the forward looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by the forward-looking information and statements, and the Company cannot guarantee future results, levels of activity, performance or achievements.

Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: trends in target markets; effects of competition in the Company’s main markets; ability to establish and maintain strategic relationships in its major businesses; profitability of the growth strategy; and changes in global, political, economic, business, competitive, market and regulatory forces. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the Company or its representatives are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise except as otherwise required by applicable law or regulations